Exhibit 5.1
Law Firm «Liniya Prava»
3 Smolenskaya Sq., Moscow 121099, Russia
Business Centre «Smolenskiy Passazh», 14th Floor
Tel: +7 495 937-80-00, Fax: +7 495 937-80-01
moscow@lp.ru, www.lp.ru
No
26 April 2010
Mechel OAO
Re: Registration on Form F-3
Ladies and Gentlemen:
I. Scope of the Opinion. We have acted as special Russian counsel to Mechel OAO, a Russian open joint stock company (hereinafter referred to as the “Company”) in connection with the registration by the Company of the offering of non-documentary registered preferred shares of the Company (hereinafter collectively referred to as the “Preferred Shares”), with a par value of RUR 10 per share (state registration number of issuance 2-01-55005-E dated 05 June 2008) under the U.S. Securities Act of 1933, as amended, pursuant to a registration statement on Form F-3 (hereinafter referred to as the “Registration Statement”) in the form of preferred shares and in the form of American Depositary Shares, with each American Depositary Share representing an interest in one half of 1 (One) Preferred Share and evidenced by American Depository Receipts. The Preferred Shares will be sold by the selling shareholder identified in the Registration Statement.
The Company has requested our opinion concerning the validity and the status of the Preferred Shares in connection with the offering described above.
In our capacity as special Russian counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion (hereinafter referred to as the “Documents”).
Our opinion is limited to the laws of the Russian Federation, applicable to the Company as of the date of this opinion, and we do not express any opinion herein concerning any laws of the Russian Federation, which have not been duly published or are not freely accessible.
No opinion is expressed as to any matter not discussed herein below.

This opinion is rendered to you as of the date hereof, and we undertake no obligation to update such opinion after the date hereof. In addition, our opinion expressed herein does not extend to the following events occurring after the date hereof:
(a) a change by authorized officials of the Russian Federation in the interpretation or application of any law or regulation of the Russian Federation in a manner inconsistent with a previous interpretation or application thereof; or
(b) the adoption or application of any law or regulation by authorized officials of the Russian Federation having a retroactive effect;
and does not extend to any breach of any law or regulation in circumstances in which the Company, its shareholders, officers or other parties to the Documents followed general business practices current in the Russian Federation at the time they were made in the bona fide and reasonable belief that such practices were not contrary to Russian law, decree, rule, or regulation.
II. Assumptions. In rendering the opinion herein, we have assumed the following:
(a) Reliability of the Documents. All the Documents submitted to us and all factual statements and other information contained in the Documents are true, complete, accurate and up to date.
(b) Authenticity of the Documents. All the Documents submitted to us as originals are authentic documents; any copies submitted to us are true and complete copies of the original documents; all signatures thereon are genuine signatures of the persons who executed them.
(c) Conformity to Originals. Where any Documents have been provided to us in the form of a certified or notarized copy, such Documents have been duly certified or notarized and such certified or notarized copies conform to the originals.
(d) Completeness of the Documents. No relevant documents or information referring to the scope of this opinion have been withheld from us, whether deliberately or inadvertently in the course of our investigation.
(e) Approvals. All Documents which purport to be approved by any corporate or governmental body are in the form in which they have been approved.
(f) Due Issue of the Documents. All Documents issued by public authorities are within the competence of the individuals signing such Documents and all appropriate procedures of that authority have been followed for the issue of such Documents.
(g) No Undisclosed Changes. No amendments, changes or revisions have been made to the Documents which have not been made known to us; there is no agreement, understanding or prior course of dealing among the parties to the Documents that would modify the Documents or the rights and duties of the parties thereto; none of the Documents submitted to us as Documents which are effective and in force have been suspended, cancelled, abolished, withdrawn, terminated, revoked or expired.

(h) Due Organization. All parties to the Documents are duly organized, validly existing, and in good standing under the laws of their respective jurisdictions.
(i) Powers of the Parties. All parties to the Documents have the requisite power and authority to execute and deliver the Documents and to perform their respective obligations under the Documents to which they are a party.
(j) Due Authorization. The Documents to which such parties, other than the Company, are a party have been duly authorized and approved by each of the parties thereto according to their relevant internal rules and regulations and all applicable laws, executed by duly empowered representatives of each of the parties thereto and delivered by such parties, and constitute their legally binding obligations, enforceable against them in accordance with the terms of the Documents.
(k) Legal Capacity. All natural persons acting on behalf of the parties to the Documents, have sufficient legal competence and capacity to execute such documents or perform actions and fulfill obligations thereunder and at the relevant time no such natural person was in a condition in which he or she was not capable of understanding the significance of his or her actions or of controlling them.
(l) No Unlawful Purpose. None of the parties to the Documents is or will be seeking to achieve any purpose not apparent therefrom, which might render this Documents illegal or void and the Documents was not entered into by the parties thereto for the purpose of concealing other transactions. However, we are not aware that the Company was seeking to achieve any such purpose.
(m) No Mistake. There has not been any mutual mistake of fact or misunderstanding when the Company provided us with the requested Documents needed for the purpose of this legal opinion and they provided us with all the relevant Documents to our respective questionnaires.
(n) Due Arrangement of Meetings. All relevant meetings of the board of directors and general shareholders meetings of the Company were duly convened, held, conducted and recorded and were quorate throughout. Minutes and extracts from the minutes of all general shareholders’ meetings and the board of directors of the Company are a true, accurate, complete and correct record of the proceedings described therein and have been executed in accordance with all applicable rules and remain in full force and effect.
III. Opinion. Subject to the foregoing and qualifications, exceptions and limitations set forth below, we are of the following opinion:
(i) Validity and status of the Preferred Shares. The Preferred Shares have been duly authorized by the Company and are, and will be when sold as contemplated in the Registration Statement, validly issued, fully paid and non-assessable.
IV. Limitations, Qualifications and Exceptions. The opinion expressed herein is subject to the following limitations, qualifications and exceptions:

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1. Ambiguity of Russian Legislation. Russian laws are frequently vague, ambiguous, inconsistent and are subject to ongoing change, and the system of governmental agencies is subject to restructuring from time to time; there does not exist any system of precedent nor any effective system under which regulations, decrees, instructions, ordinances, ministerial decisions, court decisions or internal department circulars having the force of law are indexed and made publicly available on a regular basis. As a result, Russian courts, tribunals or competent governmental agencies could apply laws or precedents which are not readily accessible, and their judgments, awards or decisions are not entirely predictable.
2. Prejudiced Enforcement. Construction and enforcement of laws by the courts and governmental authorities of the Russian Federation are frequently prejudiced and politically motivated, and, as a result, may not be entirely predictable. Furthermore, the Russian political system is unstable and vulnerable to tension and conflict involving governmental authorities or selected officials thereof on one side and business group or given entrepreneurs on the other resulting in persecution of such group or entrepreneurs with often no obvious basis, thus adversely affecting business prospects of these groups, their owners or business partners. Since such tension and conflict are not rare there can be no assurance of Russian court lawfully and without prejudice or pressure resolving the disputes, which directly or indirectly involve the persons so persecuted or either their affiliates or business partners.
3. Short History of Russian Commercial Law. Commercial law in the Russian Federation has a relatively short history and is rapidly changing, and there is no material history of litigation or enforcement, including the enforcement of judgments and arbitral awards, and in many cases there is no developed infrastructure for remedies. At the time when certain acts or actions were done or undertaken by the Company, no relevant laws or regulations, their official interpretations or guidance, or business practices may have existed, or such relevant laws or regulations, their official interpretations or guidance, or business practices may at that time have been inadequate, incomplete, ambiguous, or inconsistent.
Every qualification, limitation, exception or assumption contained herein shall be construed without limiting any other qualification, limitation, exception or assumption.
This letter is furnished only to you and is solely in connection with the registration referenced in the first paragraph herein. This letter may not be relied upon by you for any other purpose, or relied upon by any other person, firm or other entity without our prior written consent.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement.

Very truly yours,
/s/ Roman Belenkov
Roman Belenkov
Liniya Prava Partner

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